Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268603

PROSPECTUS SUPPLEMENT NO. 23

(to Prospectus dated March 29, 2024)

Scilex Holding Company

Up to 71,459,469 Shares of Common Stock

Up to 11,003,988 Shares of Common Stock Issuable Upon the Exercise of Warrants

Up to 5,490,617 Warrants

This prospectus supplement supplements the prospectus dated March 29, 2024 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-268603) for which Post-Effective Amendment No. 2 was filed with the Securities and Exchange Commission on March 27, 2024 and declared effective by the Securities and Exchange Commission on March 29, 2024. This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 21, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 11,003,988 shares of our common stock, par value $0.0001 per share (“Common Stock”), issuable upon the exercise of (i) 4,104,000 private placement warrants (the “Private Warrant Shares”) originally sold in a private placement at a price of $0.75 per warrant in connection with the initial public offering of Vickers Vantage Corp. I (“Vickers”) (and a portion of which were subsequently transferred to Sorrento Therapeutics, Inc. (“Sorrento”) at no cost in connection with the Business Combination (as defined below)) (the “Private Warrants”) and (ii) 6,899,988 public warrants (the “Public Warrant Shares”) originally sold to the public investors in connection with the initial public offering of units of Vickers (the “Public Warrants” and together with the Private Warrants, the “Warrants”) at a price of $10.00 per unit, with each unit consisting of one ordinary share of Vickers and one-half of one warrant to purchase one ordinary share of Vickers. As previously disclosed in prospectus supplement no. 16 to the Prospectus, filed with the Securities and Exchange Commission on October 6, 2023, Sorrento subsequently sold (a) 60,068,585 shares of Common Stock; (b) 29,057,097 shares of Series A Preferred Stock; and (c) warrants exercisable for 4,490,617 shares of Common Stock, in each case to us by delivery of such purchased securities to SCLX Stock Acquisition JV LLC, a Texas limited liability company (“SCLX JV”) and our indirect wholly-owned subsidiary, of which warrants exercisable for 4,000,000 shares of Common Stock were subsequently transferred by SCLX JV to Oramed Pharmaceuticals, Inc., a Delaware corporation (“Oramed”).

Each Warrant entitles the holder thereof to purchase one share of our Common Stock at a price of $11.50 per share. We will not receive the proceeds from the resale of the Private Warrant Shares or the Public Warrant Shares hereunder; however, we will receive the proceeds from any exercise of the Private Warrants and the Public Warrants.

The Prospectus and this prospectus supplement also relates to the offer and sale from time to time by:

(a) the selling stockholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Stockholders”) of up to an aggregate of 71,459,469 shares (the “Resale Shares”) of our Common Stock, consisting of:

(i) up to 3,983,057 shares of Common Stock (the “Sponsor Shares”) held by Vickers Venture Fund VI Pte Ltd, Vickers Venture Fund VI (Plan) Pte Ltd, Pei Wei Woo, Suneel Kaji and Steve Myint (collectively, the “Sponsors”), comprised of 3,450,000 shares that were issued on November 9, 2022 upon conversion of the same number of our former ordinary shares (initially acquired by the Sponsors prior to the initial public offering of units of Vickers Vantage Corp. I at a purchase price of $0.007 per ordinary share) in connection with the Domestication and the Business Combination (each as defined below) and 533,057 shares that were also issued on November 9, 2022 upon the contribution of certain indebtedness by Vickers Venture Fund VI Pte Ltd and Vickers Venture Fund VI (Plan) Pte Ltd at a contribution value of $10.00 per share, in connection with the Business Combination pursuant to a debt contribution agreement;

(ii) up to 61,985,795 shares of Common Stock (the “Merger Shares”) issued to Sorrento on November 10, 2022 in connection with the Business Combination at an equity consideration value of $10.00 per share, of which 60,068,585 are now held by SCLX JV;

(iii) up to 4,104,000 Private Warrant Shares issuable to certain Selling Securityholders upon the exercise of the Private Warrants at an exercise price of $11.50 per share; and

(iv) up to 1,386,617 Public Warrant Shares issuable to certain Selling Securityholders upon the exercise of the Public Warrants at an exercise price of $11.50 per share; and

(b) the selling warrantholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Warrantholders” and, together with the Selling Stockholders, the “Selling Securityholders”) of up to 4,104,000 Private Warrants (which were originally issued at a price of $0.75 per Private Warrant, of which 3,104,000 were transferred from the Sponsors to Sorrento at no cost in connection with the Business Combination), and 1,386,617 Public Warrants (which were acquired by Sorrento in open-market purchases at a weighted average purchase price of $0.3078 per Public Warrant). Sorrento subsequently transferred 4,490,617 warrants held by it to SCLX JV, of which 4,000,000 warrants were subsequently transferred by SCLX JV to Oramed and then subsequently repurchased by us from Oramed.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SCLX”. On January 17, 2025, the last reported sales price per share of our Common Stock was $0.45. Our Public Warrants are listed on the Nasdaq Capital Market under the symbol “SCLXW.” On January 17, 2025, the closing sale price per warrant of our Public Warrants was $0.24.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 14 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 21, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K
_______________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 21, 2025

_______________________

SCILEX HOLDING COMPANY
(Exact name of registrant as specified in its charter)
_______________________

Delaware (State or other jurisdiction of incorporation)	001-39852 (Commission File Number)	92-1062542 (IRS Employer Identification No.)

960 San Antonio Road, Palo Alto, California, 94303
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 516-4310

N/A
(Former name or former address, if changed since last report)

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SCLX	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $11.50 per share	SCLXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01. Other Events.

By letter dated January 21, 2025, The Nasdaq Stock Market LLC (“Nasdaq”) notified Scilex Holding Company (the “Company”) that it had regained compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”).

As previously disclosed, the Company received a notice from the Listing Qualifications Department of Nasdaq advising the Company that it was not in compliance with Nasdaq’s continued listing requirements under the Listing Rule to timely file all required periodic financial reports with the Securities and Exchange Commission, as a result of its failure to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 (the “Form 10-Q”) in a timely manner.

The Company filed its Form 10-Q on January 17, 2025.

On January 21, 2025, the Company issued (i) a press release announcing its filing of the Form 10-Q and (ii) a press release announcing that it had regained compliance with the Listing Rule. A copy of each press release is attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release issued by Scilex Holding Company on January 21, 2025.
99.2	Press Release issued by Scilex Holding Company on January 21, 2025.
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCILEX HOLDING COMPANY

	By:	/s/ Jaisim Shah
	Name:	Jaisim Shah
Date: January 21, 2025	Title:	Chief Executive Officer and President

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Exhibit 99.1

FOR IMMEDIATE RELEASE

January 21, 2025

Scilex Holding Company Announces Filing of its Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2024

PALO ALTO, CALIFORNIA – January 21, 2025 (GLOBE NEWSWIRE) - Scilex Holding Company (Nasdaq: SCLX, “Scilex” or “Company”), an innovative revenue-generating company focused on acquiring, developing and commercializing non-opioid pain management products for the treatment of acute and chronic pain and, following the formation of its proposed joint venture with IPMC Company, neurodegenerative and cardiometabolic disease, today announced that it has filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 and expects to receive notification from The Nasdaq Stock Market LLC that it has regained compliance with Nasdaq Listing Rule 5250(c)(1).

For more information on Scilex Holding Company, refer to www.scilexholding.com

For more information on Semnur Pharmaceuticals, Inc., refer to www.semnurpharma.com

For more information on Scilex Holding Company Sustainability Report, refer to www.scilexholding.com/investors/sustainability

For more information on ZTlido® including Full Prescribing Information, refer to www.ztlido.com.

For more information on ELYXYB®, including Full Prescribing Information, refer to www.elyxyb.com.

For more information on Gloperba®, including Full Prescribing Information, refer to www.gloperba.com.

About Scilex Holding Company

Scilex Holding Company is an innovative revenue-generating company focused on acquiring, developing and commercializing non-opioid pain management products for the treatment of acute and chronic pain and, following the formation of its proposed joint venture with IPMC Company, neurodegenerative and cardiometabolic disease. Scilex targets indications with high unmet needs and large market opportunities with non-opioid therapies for the treatment of patients with acute and chronic pain and is dedicated to advancing and improving patient outcomes. Scilex’s commercial products include: (i)

Page | 4

ZTlido® (lidocaine topical system) 1.8%, a prescription lidocaine topical product approved by the U.S. Food and Drug Administration (the “FDA”) for the relief of neuropathic pain associated with postherpetic neuralgia, which is a form of post-shingles nerve pain; (ii) ELYXYB®, a potential first-line treatment and the only FDA-approved, ready-to-use oral solution for the acute treatment of migraine, with or without aura, in adults; and (iii) Gloperba®, the first and only liquid oral version of the anti-gout medicine colchicine indicated for the prophylaxis of painful gout flares in adults.

In addition, Scilex has three product candidates: (i) SP-102 (10 mg, dexamethasone sodium phosphate viscous gel) (“SEMDEXATM” or “SP-102”), a novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica, for which Scilex has completed a Phase 3 study and was granted Fast Track status from the FDA in 2017; (ii) SP-103 (lidocaine topical system) 5.4%, (“SP-103”), a next-generation, triple-strength formulation of ZTlido, for the treatment of acute pain and for which Scilex has recently completed a Phase 2 trial in acute low back pain. SP-103 has been granted Fast Track status from the FDA in low back pain; and (iii) SP-104 (4.5 mg, low-dose naltrexone hydrochloride delayed-release capsules) (“SP-104”), a novel low-dose delayed-release naltrexone hydrochloride being developed for the treatment of fibromyalgia.

Scilex Holding Company is headquartered in Palo Alto, California.

About Semnur Pharmaceuticals, Inc.

Semnur Pharmaceuticals, Inc. (“Semnur”) is a clinical late-stage specialty pharmaceutical company focused on the development and commercialization of novel non-opioid pain therapies. Semnur’s product candidate, SP-102 (SEMDEXA™), is the first non-opioid novel gel formulation administered epidurally in development for patients with moderate to severe chronic radicular pain/sciatica.

Semnur Pharmaceuticals, Inc. is headquartered in Palo Alto, California.

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting concerning the matters discussed in this press release contain forward-looking statements related to Scilex and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding Scilex’s expectation to receive notification from The Nasdaq Stock Market LLC that it has regained compliance with Nasdaq Listing Rule listing rule 5250(c)(1), and Scilex’s proposed joint venture with IPMC Company and the potential development and commercialization of treatments for obesity, neurodegenerative, cardiometabolic disease.

Risks and uncertainties that could cause Scilex’s actual results to differ materially and adversely from those expressed in our forward-looking statements, include, but are not limited to: Scilex’s ability to regain compliance with the Nasdaq continued listing standards and to maintain the listing of the Company’s securities thereon, Scilex’s ability to consummate a joint venture or any other transaction

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with IPMC Company and develop and commercialize treatments for obesity, neurodegenerative, cardiometabolic disease; risks associated with the unpredictability of trading markets and whether a market will be established for Scilex’s common stock; general economic, political and business conditions; risks related to COVID-19 (and other similar disruptions); the risk that the potential product candidates that Scilex develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; risks relating to uncertainty regarding the regulatory pathway for Scilex’s product candidates; the risk that Scilex will be unable to successfully market or gain market acceptance of its product candidates; the risk that Scilex’s product candidates may not be beneficial to patients or successfully commercialized; the risk that Scilex has overestimated the size of the target patient population, their willingness to try new therapies and the willingness of physicians to prescribe these therapies; risks that the outcome of the trials and studies for SP-102, SP-103 or SP-104 may not be successful or reflect positive outcomes; risks that the prior results of the clinical and investigator-initiated trials of SP-102 (SEMDEXA™), SP-103 or SP-104 may not be replicated; regulatory and intellectual property risks; and other risks and uncertainties indicated from time to time and other risks described in Scilex’s most recent periodic reports filed with the Securities and Exchange Commission, including Scilex’s Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent Quarterly Reports on Form 10-Q that the Company has filed or may file with the SEC, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and Scilex undertakes no obligation to update any forward-looking statement in this press release except as may be required by law.

Contacts:

Investors and Media
Scilex Holding Company
960 San Antonio Road
Palo Alto, CA 94303
Office: (650) 516-4310

Email: investorrelations@scilexholding.com

Website: www.scilexholding.com

# # #

SEMDEXA™ (SP-102) is a trademark owned by Semnur Pharmaceuticals, Inc., a wholly-owned subsidiary of Scilex Holding Company. A proprietary name review by the FDA is planned.

ZTlido® is a registered trademark owned by Scilex Pharmaceuticals Inc., a wholly-owned subsidiary of Scilex Holding Company.

Gloperba® is the subject of an exclusive, transferable license to Scilex Holding Company to use the registered trademark.

ELYXYB® is a registered trademark owned by Scilex Holding Company.

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All other trademarks are the property of their respective owners.

© 2025 Scilex Holding Company All Rights Reserved.

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Exhibit 99.2

FOR IMMEDIATE RELEASE

January 21, 2025

Scilex Holding Company Announces that It Regains Nasdaq Compliance Under Listing Rule 5250(c)(1)

PALO ALTO, CALIFORNIA – January 21, 2025 (GLOBE NEWSWIRE) - Scilex Holding Company (Nasdaq: SCLX, “Scilex” or “Company”), an innovative revenue-generating company focused on acquiring, developing and commercializing non-opioid pain management products for the treatment of acute and chronic pain and, following the formation of its proposed joint venture with IPMC Company, neurodegenerative and cardiometabolic disease, today announced that it has received notification from The Nasdaq Stock Market LLC that the Company has regained compliance with Nasdaq Listing Rule 5250(c)(1) as a result of the filing of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.

For more information on Scilex Holding Company, refer to www.scilexholding.com

For more information on Semnur Pharmaceuticals, Inc., refer to www.semnurpharma.com

For more information on Scilex Holding Company Sustainability Report, refer to www.scilexholding.com/investors/sustainability

For more information on ZTlido® including Full Prescribing Information, refer to www.ztlido.com.

For more information on ELYXYB®, including Full Prescribing Information, refer to www.elyxyb.com.

For more information on Gloperba®, including Full Prescribing Information, refer to www.gloperba.com.

About Scilex Holding Company

Scilex Holding Company is an innovative revenue-generating company focused on acquiring, developing and commercializing non-opioid pain management products for the treatment of acute and chronic pain and, following the formation of its proposed joint venture with IPMC Company, neurodegenerative and cardiometabolic disease. Scilex targets indications with high unmet needs and large market opportunities with non-opioid therapies for the treatment of patients with acute and chronic pain and is dedicated to advancing and improving patient outcomes. Scilex’s commercial products include: (i) ZTlido® (lidocaine topical system) 1.8%, a prescription lidocaine topical product approved by the U.S. Food and Drug Administration (the “FDA”) for the relief of neuropathic pain associated with postherpetic neuralgia, which is a form of post-shingles nerve pain; (ii) ELYXYB®, a potential first-line

Page | 8

treatment and the only FDA-approved, ready-to-use oral solution for the acute treatment of migraine, with or without aura, in adults; and (iii) Gloperba®, the first and only liquid oral version of the anti-gout medicine colchicine indicated for the prophylaxis of painful gout flares in adults.

In addition, Scilex has three product candidates: (i) SP-102 (10 mg, dexamethasone sodium phosphate viscous gel) (“SEMDEXATM” or “SP-102”), a novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica, for which Scilex has completed a Phase 3 study and was granted Fast Track status from the FDA in 2017; (ii) SP-103 (lidocaine topical system) 5.4%, (“SP-103”), a next-generation, triple-strength formulation of ZTlido, for the treatment of acute pain and for which Scilex has recently completed a Phase 2 trial in acute low back pain. SP-103 has been granted Fast Track status from the FDA in low back pain; and (iii) SP-104 (4.5 mg, low-dose naltrexone hydrochloride delayed-release capsules) (“SP-104”), a novel low-dose delayed-release naltrexone hydrochloride being developed for the treatment of fibromyalgia.

Scilex Holding Company is headquartered in Palo Alto, California.

About Semnur Pharmaceuticals, Inc.

Semnur Pharmaceuticals, Inc. (“Semnur”) is a clinical late-stage specialty pharmaceutical company focused on the development and commercialization of novel non-opioid pain therapies. Semnur’s product candidate, SP-102 (SEMDEXA™), is the first non-opioid novel gel formulation administered epidurally in development for patients with moderate to severe chronic radicular pain/sciatica.

Semnur Pharmaceuticals, Inc. is headquartered in Palo Alto, California.

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting concerning the matters discussed in this press release contain forward-looking statements related to Scilex and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding Scilex’s proposed joint venture with IPMC Company and the potential development and commercialization of treatments for obesity, neurodegenerative, cardiometabolic disease.

Risks and uncertainties that could cause Scilex’s actual results to differ materially and adversely from those expressed in our forward-looking statements, include, but are not limited to: Scilex’s ability to regain compliance with the Nasdaq continued listing standards and to maintain the listing of the Company’s securities thereon, Scilex’s ability to consummate a joint venture or any other transaction with IPMC Company and develop and commercialize treatments for obesity, neurodegenerative, cardiometabolic disease; risks associated with the unpredictability of trading markets and whether a market will be established for Scilex’s common stock; general economic, political and business conditions; risks related to COVID-19 (and other similar disruptions); the risk that the potential product candidates that Scilex develops may not progress through clinical development or receive required

Page | 9

regulatory approvals within expected timelines or at all; risks relating to uncertainty regarding the regulatory pathway for Scilex’s product candidates; the risk that Scilex will be unable to successfully market or gain market acceptance of its product candidates; the risk that Scilex’s product candidates may not be beneficial to patients or successfully commercialized; the risk that Scilex has overestimated the size of the target patient population, their willingness to try new therapies and the willingness of physicians to prescribe these therapies; risks that the outcome of the trials and studies for SP-102, SP-103 or SP-104 may not be successful or reflect positive outcomes; risks that the prior results of the clinical and investigator-initiated trials of SP-102 (SEMDEXA™), SP-103 or SP-104 may not be replicated; regulatory and intellectual property risks; and other risks and uncertainties indicated from time to time and other risks described in Scilex’s most recent periodic reports filed with the Securities and Exchange Commission, including Scilex’s Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent Quarterly Reports on Form 10-Q that the Company has filed or may file with the SEC, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and Scilex undertakes no obligation to update any forward-looking statement in this press release except as may be required by law.

Contacts:

Investors and Media
Scilex Holding Company
960 San Antonio Road
Palo Alto, CA 94303
Office: (650) 516-4310

Email: investorrelations@scilexholding.com

Website: www.scilexholding.com

# # #

SEMDEXA™ (SP-102) is a trademark owned by Semnur Pharmaceuticals, Inc., a wholly-owned subsidiary of Scilex Holding Company. A proprietary name review by the FDA is planned.

ZTlido® is a registered trademark owned by Scilex Pharmaceuticals Inc., a wholly-owned subsidiary of Scilex Holding Company.

Gloperba® is the subject of an exclusive, transferable license to Scilex Holding Company to use the registered trademark.

ELYXYB® is a registered trademark owned by Scilex Holding Company.

All other trademarks are the property of their respective owners.

© 2025 Scilex Holding Company All Rights Reserved.

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